Exhibit 99.1

SenesTech Announces Year-End 2021 Financial and Operational Results

Product Sales up 123% as the Company Drives ContraPest® Deployment in New and Existing Market Verticals

PHOENIX, Ariz., March 29, 2022  SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), (www.senestech.com) the rodent fertility control experts and inventors of the only EPA registered contraceptive for male and female rats, ContraPest®, announced today that revenues for 2021 more than doubled compared to last year as the Company accelerated penetration in existing markets and expanded into a number of new market verticals.

Since the end of 2021, the Company has announced a number of key deployments in government applications, accelerating penetration as more cities and counties recognize the growing success of ContraPest through media reports and marketing efforts. Also notably, Los Angeles County specified the use of fertility control in one of their requests for proposal, a trend that is expected to continue. Additionally, deployments to new customers, such as wildlife preserves and correctional facilities are expected to drive continued growth in the coming years.

ContraPest continues to see tailwinds from favorable legislative changes, growing environmental sensitivity, and an emerging preference for “clean tech” choices. Active customers have grown over 300% during the year. Driven by California’s legislation restricting the use of major second-generation anticoagulant rodenticides (SGARs), year-to-date sales to California are approximately 28% of overall sales.

ContraPestStore.com, launched in May 2021, continues to be a key driver of growth within the business. “Self-service” e-commerce sales were nearly a third of 2021 revenue, and e-commerce sales as a whole showed strong growth over the year. To accelerate initial adoption and first-time purchase, the Company has enacted package and promotional discounts, which have impacted near-term gross margins. The Company believes this will drive longer-term purchase renewals as the benefits of ContraPest are recognized by customers.

Key to the growth in 2021 has been the deployment of sales acceleration tactics to drive increased awareness and recognition of ContraPest, including enhanced marketing techniques; new advertising and public relations initiatives through the “Operation Rat Race” campaign; development of a new website and branding; the launch of an e-commerce site, ContraPestStore.com; completion of compelling real-world long-term studies across target market segments; and enhanced strategic partnerships and collaborations with influential distributors and pest management professionals.

More recently, the Company announced the EPA approval, and pending commercial launch, of The Elevate Bait SystemTM with ContraPest (“Elevate”), a baiting system specifically designed to address rat problems in above-ground locations. Elevate is designed to be easily deployed above ground with multiple options for mounting the system -- in the rafters of barns, granaries, storage and manufacturing facilities – wherever rats are feeding, transiting, or hiding. The novel suspended bait station is easily accessible by rats, but out of the way of people, pets, livestock, food stores, etc. The system is designed to permit easy drop in and replacement of new 8 oz bottles of ContraPest, reducing servicing time and cost.

“ContraPest is the right product for pest control with significant growth potential based on efficacy and environmental, regulatory, and social trends,” said Ken Siegel, SenesTech’s Chief Executive Officer. “ContraPest is the only EPA-registered product available for rat birth control. It works both alone as well as in conjunction with traditional methods, increasing overall efficacy 60% to over 90% beyond current methods alone.”

Mr. Siegel continued, “I believe 2021 provided a strong foundation for future growth. Our sales and marketing reorganization is driving product awareness and lead generation, and we have a much better understanding of how to target customers and market segments which should drive improved acquisition, market penetration and repeat sales. Importantly, we have obtained real-world data in target segments highlighting both the efficacy and cost-effectiveness of ContraPest. Taken together these are driving accelerating revenue growth.”

“As we look to 2022 and beyond, we will build on the foundation and momentum created in 2021, with two important additional drivers to watch. One, Elevate is expected to further accelerate our penetration into agricultural opportunities, as it provides an additional, often requested, method of delivery for ContraPest. Two, we are seeing enhanced interest from major PMPs to begin utilizing ContraPest as part of an integrated pest management program. I believe we are well positioned to continue to expand the strong track record of growth in the future,” Mr. Siegel concluded.

Year End 2021 Highlights

•	Revenue during 2021 was approximately $600,000 compared to approximately $282,000 in 2020, an increase of 113%. Product sales, which exclude grant revenue, were up 123%.

•	Gross profit for the year was approximately $244,000 or 41% of total revenue, compared to approximately $1,000, or 1% of total revenue in 2020.

•	Net loss for 2021 was $(8.3) million, compared with a net loss of $(8.4) million for 2020.

•	Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for 2021 was $(7.8) million compared to $(6.9) million in 2020.

•	Cash at the end of 2021 was approximately $9.3 million.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Tuesday, March 29, 2022, at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, replay access code 2953398. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days.

About SenesTech

We are “The Pest Control Difference” for the 21st century. We are rodent fertility control specialists fueled by our passion to create a healthy environment by virtually eliminating rodent pest populations. We keep an inescapable truth in mind. Two rats and their descendants can be responsible for the birth of up to 15,000 pups in a year. We invented ContraPest®, the only U.S. EPA registered contraceptive for male and female rats. ContraPest® fits seamlessly into all integrated pest management programs, greatly improving the overall goal of effective rat management. We strive for clean cities, efficient businesses and happy households – with a product that was designed to be effective and sustainable without killing rats. At SenesTech, we don’t just eliminate rats. We make a better world.

For more information visit https://senestech.com/ and https://contrapeststore.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our expectation of a continued trend for municipalities specifying the use of fertility control in their requests for proposal; our belief that deployments to new customers, such as wildlife preserves and correctional facilities, are expected to drive continued growth in the coming years; our believe that our enactment of package and promotional discounts, to accelerate initial adoption and first-time purchase will drive longer term purchase renewals as the benefits of ContraPest are recognized by customers; our belief that ContraPest is the right product for pest control with significant growth potential based on efficacy and environmental, regulatory, and social trends; our believe that 2021 provided a strong foundation for future growth; our drivers for accelerating revenue growth; our expectation as we look to 2022 and beyond that we will build on the foundation and momentum created in 2021, with two important additional drivers to watch: one, Elevate is expected to further accelerate our penetration into agricultural opportunities, as it provides an additional, often requested, method of delivery for ContraPest; and two, we are seeing enhanced interest from major PMPs to begin utilizing ContraPest as part of an integrated pest management program; and our belief that we are well positioned to continue to expand the strong track record of growth in the future. Forward-looking statements may describe future expectations, plans, results or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the impacts and implications of the COVID-19 pandemic, the successful commercialization of our products, market acceptance of our products, regulatory approval and regulation of our products and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143

SENESTECH, INC.

BALANCE SHEETS

(In thousands, except shares and per share data)

	December 31,	December 31,
	2021	2020
ASSETS

Current assets:
Cash	$9,326	$3,643
Accounts receivable trade, net	77	25
Prepaid expenses	230	178
Inventory	1,001	945
Deposits	22	28
Total current assets	10,656	4,819

Right to use asset-operating leases	511	665
Property and equipment, net	334	538
Total assets	$11,501	$6,022

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$32	$98
Accounts payable	333	404
Accrued expenses	578	292
Total current liabilities	943	794

Long-term debt, net	-	673
Operating lease liability	523	671
Total liabilities	1,466	2,138

Commitments and contingencies (See note 13)	-	-

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 12,207,283 and 5,099,512 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	12	5
Additional paid-in capital	122,531	108,119
Accumulated deficit	(112,508)	(104,240)
Total stockholders’ equity	10,035	3,884

Total liabilities and stockholders’ equity	$11,501	$6,022

The accompanying notes are an integral part of these financial statements.

SENESTECH, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

	For the Years
	Ended December 31,
	2021	2020

Revenue:
Grant revenue	$24	$24
Sales	576	258
Total revenue	600	282

Cost of sales	356	281
Gross profit	244	1

Operating expenses:
Research and development	1,954	1,494
Selling, general and administrative	7,224	6,440
Total operating expenses	9,178	7,934

Net operating loss	(8,934)	(7,933)

Other income (expense):
Interest income	4	3
Interest expense	(11)	(28)
Payroll Protection Program loan forgiveness	673	-
Other income	-	21
Total other income	666	(4)

Net loss and comprehensive loss	(8,268)	(7,937)
Deemed dividend-warrant price protection-revaluation adjustment	-	436
Net loss attributable to common shareholders	$(8,268)	$(8,373)

Weighted average common shares outstanding - basic and fully diluted	11,191,814	3,006,475

Net loss per common share - basic and fully diluted	$(0.74)	$(2.78)

The accompanying notes are an integral part of these financial statements.

SenesTech Inc.

Itemized Reconciliation Between Net Loss and Non-GAAP Adjusted EBITDA

For the Years Ended December 31, 2021 and 2020

(Unaudited)

(in thousands)	For the Years
	Ended December 31,
	2021	2020
Net Loss (As Reported, GAAP)	$(8,268)	$(7,937)

Non-GAAP Adjustments:
Interest expense, net	7	25
Stock-based compensation	763	645
Paycheck Protection Program loan forgiveness	(646)	-
Reserve for inventory obsolescence	-	119
Gain on sales of assets	-	(21)
Depreciation expense	303	288
Total of non-GAAP adjustments	427	1,056

Adjusted EBITDA Loss (Non-GAAP)	$(7,841)	$(6,881)